Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 11, 2015

K2 Partners L.P.

By:	K2 Partners
Its:	General Partner

By:	/s/ Werkun Krzysztof
Werkun Krzysztof, Director

K2 Partners

By:	/s/ Werkun Krzysztof
Werkun Krzysztof, Director